Exhibit 4.4

ALITHYA GROUP INC.

Share Unit Plan

Page

Article 1 PURPOSE		1
1.1	Purpose	1

Article 2 INTERPRETATION		1
2.1	Definitions	1

Article 3 ADMINISTRATION OF THE PLAN		9
3.1	Administration	9
3.2	Delegation to Committee	10
3.3	Determinations Binding	10
3.4	Eligibility	10
3.5	Award Agreements	10
3.6	Permitted Assigns	10
3.7	Non-transferability of Awards	10

Article 4 Bonus SHARE UNITS		11
4.1	Participation of Employees	11
4.2	Time of Election	11
4.3	Number of Bonus Share Units	11
4.4	Matching Share Units	12
4.5	Vesting	12

Article 5 RESTRICTED SHARE UNITS		12
5.1	Grant of Discretionary RSUs	12
5.2	Vesting of Discretionary RSUs	12
5.3	Payment of Restricted Share Units	12

Article 6 PERFORMANCE SHARE UNITS		13
6.1	Grant of Discretionary PSUs	13
6.2	Vesting of Discretionary PSUs	13
6.3	Payment of Performance Share Units	13

Article 7 deferred share units		14
7.1	Grant of Discretionary DSUs	14
7.2	Vesting of Discretionary DSUs	14
7.3	Payment Date	15
7.4	Payment of Deferred Share Units	16
7.5	Death of Participant Who is a U.S. Taxpayer Prior to Payment	16
7.6	Restrictions on Deferred Share Units of Certain Dual Taxpayers (Canada – U.S.)	17

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(continued)

Page

Article 8 ADDITIONAL AWARD TERMS		17
8.1	Dividend Equivalents	17
8.2	Withholding Taxes	18
8.3	Recoupment	18

Article 9 TERMINATION OF EMPLOYMENT		18
9.1	Death or Disability	18
9.2	Termination of Employment	18
9.3	Cessation of Vesting and Eligibility for Awards Following Termination	19
9.4	Discretion to Permit Acceleration	20
9.5	Employment with an Affiliate	20
9.6	Participants’ Entitlement	20

Article 10 EVENTS AFFECTING THE COMPANY		20
10.1	General	20
10.2	Change in Control	21
10.3	Reorganization of Company’s Capital	22
10.4	Other Events Affecting the Company	22
10.5	Immediate Acceleration of Awards	22
10.6	Issue by Company of Additional Shares	22
10.7	Fractions	22

Article 11 U.S. TAXPAYERS		23
11.1	Section 409A of the Code	23

Article 12 AMENDMENTS		23
12.1	Amendment, Suspension, or Termination of Plan	23

Article 13 MISCELLANEOUS		24
13.1	Legal Requirement	24
13.2	No Other Benefit	24
13.3	No Right to Remain an Employee; No Tax Advice	24
13.4	Corporate Action	24
13.5	No Shareholder Rights	25
13.6	Unfunded and Unsecured Plan	25
13.7	Conflict	25
13.8	Participant Information	25
13.9	International Participants	25
13.10	Successors and Assigns	25
13.11	General Restrictions and Assignment	25
13.12	Severability	26
13.13	Notices	26
13.14	Administrative Agent	26
13.15	Electronic Delivery	26

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(continued)

Page

13.16	Governing Law & Compliance with Employment Standards	26
13.17	Submission To Jurisdiction	27
13.18	Effective Date of the Plan	27

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ALITHYA GROUP INC.

Share Unit Plan

Article 1
PURPOSE

1.1	Purpose

The purpose of this Share Unit Plan is to provide the Company with an alternate share-related mechanism to attract, retain, and motivate Employees of both the Company and its Affiliated Entities. Through this Plan, the Board may grant Awards to recognize Employees’ contributions to the Company’s long-term goals and success. In addition, eligible Employees may choose to receive their annual bonus in the form of Deferred Share Units or Restricted Share Units. This option helps align their interests with those of the shareholders of the Company and enables them to meet their executive share ownership requirements.

Article 2
INTERPRETATION

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the following meanings, respectively:

(a)	“Affiliated Entity” means any entity that must be aggregated with the Company under Section 409A and, with respect to an Employee who is subject to taxation under the Income Tax Act (Canada), includes any entity which is related or associated to the Company, or any entity that is a member of a group of entities that do not deal at arm’s length with the Company, notwithstanding that they may not be related or associated for the purposes of such Act, where the terms “related”, “associated” and “arm’s length” have the meaning ascribed to such terms pursuant to subsection 251(2), 256(1) and 251(1), respectively, of such Act;

(b)	“Applicable Withholdings” is defined in Section 8.3;

(c)	“Award” means any Restricted Share Unit, Performance Share Unit or Deferred Share Unit granted under this Plan;

(d)	“Award Agreement” means a notice to a Participant evidencing the terms and conditions on which a grant of Discretionary RSUs, Discretionary PSUs or Discretionary DSUs has been made to the Participant under this Plan and which need not be identical to any other such agreements;

(e)	“Award Date” means (i) for an Award of Bonus DSUs or Bonus RSUs, the date specified by the Board at the time it approves the Bonus to be paid to the Participant and grants the Award (which, for greater certainty, shall be no earlier than the date on which the Board meets or otherwise acts for the purpose of granting the Bonus) or if no such date is specified, the date upon which the Bonus was granted, and (ii) for a grant of Discretionary DSUs, Discretionary PSUs and Discretionary RSUs, the date specified by the Board at the time it approves the Award (which, for greater certainty, shall be no earlier than the date on which the Board approves the grant of such Award) or if no such date is specified, the date upon which the Award was approved;

(f)	“Board” means the board of directors of the Company;

(g)	“Bonus” means, with respect to any Employee, the annual bonus awarded to the Employee pursuant to an annual incentive plan of the Company or an Affiliated Entity applicable to the Employee;

(h)	“Bonus DSUs” means Bonus Deferred Share Units credited in the form of Deferred Share Units pursuant to an election by the Participant, and all dividend equivalents credited in respect of such DSUs;

(i)	“Bonus RSUs” means Bonus Restricted Share Units credited in the form of Restricted Share Units pursuant to the requirements of Section 4.1(a) and/or an election by the Participant, and all dividend equivalents credited in respect of such RSUs;

(j)	“Bonus Share Units” means Share Units credited in lieu of Bonus under Article 4, and includes Bonus DSUs and Bonus RSUs, and all dividend equivalents credited in respect thereof;

(k)	“Business Day” means any day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Montréal are open for commercial business during normal banking hours;

(l)	“Canadian Tax Rules” means the Income Tax Act (Canada) and the regulations, including regulation section 6801(d), made thereunder, all as amended from time to time;

(m)	“Cause” means, with respect to a particular Employee:

(i)	“cause” as such term is defined in the Employee’s Employment Agreement; or

(ii)	in the event there is no Employment Agreement or “cause” is not defined in such agreement, “cause” as such term is defined in the Award Agreement; or

(iii)	in the event neither (a) nor (b) apply, then “cause” as such term is defined by applicable law or, if not so defined, such term shall refer to the circumstances where an employer can terminate an individual’s employment without notice or payment whatsoever (except as may be required pursuant to any applicable minimum requirements contained in applicable employment standards legislation);

(n)	“CEO” means Chief Executive Officer;

(o)	“Change in Control” means the occurrence of any one or more of the following events:

(i)	any transaction at any time and by whatever means pursuant to which any Person or any group of two or more Persons acting jointly or in concert (other than the Company or a wholly-owned subsidiary of the Company or Pierre Turcotte, Paul Raymond, Ghyslain Rivard or any entity(ies) under the Control of one or more of them) hereafter acquires the direct or indirect “beneficial ownership” (as defined in the Securities Act (Québec)) of, or acquires the right to exercise control or direction over, securities of the Company representing more than 50% of the then issued and outstanding voting securities of the Company, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Company with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)	the sale, assignment or other transfer of all or substantially all of the assets of the Company to a Person other than a wholly-owned subsidiary of the Company;

(iii)	the dissolution or liquidation of the Company, other than in connection with the distribution of assets of the Company to one or more Persons which were wholly-owned subsidiaries of the Company prior to such event;

(iv)	the occurrence of a transaction requiring approval of the Company’s shareholders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly-owned subsidiary of the Company); or

(v)	the Board determines that a Change in Control shall be deemed to have occurred in such circumstances as the Board shall determine;

provided that, notwithstanding clause (a), (b), (c) and (d) above, a Change in Control shall be deemed not to have occurred if immediately following the transaction set forth in clause (a), (b), (c) or (d) above: (A) the holders of securities of the Company that immediately prior to the consummation of such transaction represented more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors of the Company hold (x) securities of the entity resulting from such transaction (the “Surviving Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees (“voting power”) of the Surviving Entity, or (y) if applicable, securities of the entity that directly or indirectly has beneficial ownership of 100% of the securities eligible to elect directors or trustees of the Surviving Entity (the “Parent Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees of the Parent Entity, and (B) no Person or group of two or more Persons acting jointly or in concert (other than Pierre Turcotte, Paul Raymond, Ghyslain Rivard or any entity(ies) under the Control of one or more of them), is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) (any such transaction which satisfies all of the criteria specified in clauses (A) and (B) above being referred to as a “Non-Qualifying Transaction” and, following the Non-Qualifying Transaction, references in this definition of “Change in Control” to the “Company” shall mean and refer to the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and, if such entity is a company or a trust, references to the “Board” shall mean and refer to the board of directors or trustees, as applicable, of such entity).

Notwithstanding the foregoing, for purposes of any Award that constitutes “deferred compensation” (within the meaning of Section 409A of the Code), the payment of which would be accelerated upon a Change in Control, a transaction will not be deemed a Change in Control for Awards granted to any Participant who is a U.S. Taxpayer unless the transaction qualifies as “a change in control event” within the meaning of Section 409A of the Code.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the state, province or jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction;

(p)	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time;

(q)	“Committee” has the meaning set forth in Section 3.2;

(r)	“Company” means Alithya Group inc.;

(s)	“Control” means the relationship whereby a Person is considered to be “controlled” by a Person if:

(i)	in the case of a Person,

(A)	voting securities of the first mentioned Person carrying more than 50% of the votes for the election of directors are held, directly or indirectly, otherwise than by way of security only, by or for the benefit of the other Person; and

(B)	the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the first mentioned Person;

(C)	in the case of a partnership that does not have directors, other than a limited partnership, the second mentioned Person holds more than 50% of the interests in the partnership; or

(ii)	in the case of a limited partnership, the general partner is the second mentioned Person.

(t)	“Deferred Share Unit” or “DSU” means a unit, the value of which is equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Company and payable in cash or market-purchased Shares on settlement following the Participant’s Termination Date; and includes both Bonus DSUs and Discretionary DSUs;

(u)	“Discretionary DSUs” means DSUs credited under Section 7.1 and all dividend equivalents credited in respect of such DSUs;

(v)	“Discretionary PSUs” means PSUs credited under Section 6.1 and all dividend equivalents credited in respect of such PSUs;

(w)	“Discretionary RSUs” means RSUs credited under Section 5.1 and all dividend equivalents credited in respect of such RSUs;

(x)	“Disabled” or “Disability” means the permanent and total incapacity of a Participant as determined in accordance with procedures established by the Board for purposes of this Plan;

(y)	“Election Form” means the document provided by the Company to eligible Employees to indicate the proportion of their annual cash Bonus they wish to receive in the form of Bonus Share Units, in accordance with Section 4.1(b);

(z)	“Employee” means an individual who is considered a permanent employee of the Company or an Affiliated Entity of the Company for purposes of source deductions under applicable tax or social welfare legislation;

(aa)	“Employment Agreement” means a written employment agreement or other written agreement between the Company or an Affiliated Entity of the Company and a Participant which has been approved by the Chief Executive Officer of the Company (or where the Participant is the Chief Executive Officer, approved by an independent member of the Board);

(bb)	“ESL” means the employment standards legislation, as amended or replaced, applicable to a Participant who is an Employee;

(cc)	“Exchange” means the Toronto Stock Exchange and any other stock exchange on which the Shares are or may be listed from time to time;

(dd)	“Matching Share Units” means Share Units granted pursuant to Section 4.4, and all dividend equivalents credited in respect thereof;

(ee)	“Market Price” at any date in respect of the Shares shall be the volume weighted average price of such Shares on the Toronto Stock Exchange for (i) the five (5) trading days ending on and including the day that is immediately prior to the Award Date for all grants of Awards or prior to the Payment Date for the settlement of DSUs, and (ii) the five (5) trading days ending on and including the vesting date for the settlement of RSUs and PSUs;

(ff)	“Participant” means an Employee to whom an Award has been granted under this Plan and his or her Permitted Assigns;

(gg)	“Payment Date” is the date as of which the Participant shall receive payment in respect of the Participant’s Deferred Share Units pursuant to Section 7.3;

(hh)	“Performance Goals” means performance goals expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, an Affiliated Entity of the Company, a division of the Company or Affiliated Entity of the Company, or an individual, or may be applied to the performance of the Company or an Affiliated Entity of the Company relative to a market index, a group of other companies or a combination thereof, or on any other basis, all as determined by the Board;

(ii)	“Performance Share Unit” or “PSU” means a unit, the value of which is equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Company and payable in cash or market-purchased Shares on settlement following vesting upon achievement of the Performance Goals attached to such unit over a performance period of up to three years;

(jj)	“Permitted Assign” has the meaning assigned to that term in National Instrument 45-106 Prospectus Exemptions of the Canadian Securities Administrators, as amended from time to time;

(kk)	“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

(ll)	“Plan” means this Share Unit Plan, as may be amended or amended and restated from time to time;

(mm)	“Restricted Share Unit” or “RSU” means a unit, the value of which is equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Company and payable in cash or market-purchased Shares on settlement following a period of up to three years; and includes both Bonus RSUs and Discretionary RSUs;

(nn)	“Retirement” means termination of employment of a Participant from active employment with the Company and its Affiliated Entities (other than for Cause) where the Participant:

(i)	has had his or her retirement approved by the Board (in the case of the CEO and the CEO’s direct reports) or the CEO (in the case of all other Participants) and the Participant complies with such conditions as the Board or CEO, as applicable, may require in connection with such approval;

(ii)	has given the Company or the Affiliated Entity employing the Participant formal notice of their intention to retire at least six months in advance, or such lesser advance notice as the Board (in the case of the CEO) or the CEO (in the case of all other Participants) may approve;

(iii)	is paid no cash severance payment or retiring allowance or equivalent; and

(iv)	has complied with such transitional activities as may be reasonably required by the Company or the Affiliated Entity employing the Participant during the period from the date notice of the Participant’s intention to retire has been given until the date the Participant ceases active employment with the Company and its Affiliated Entities.

(oo)	“Section 409A” means section 409A of the Code;

(pp)	“Separation Date” means the date on which the Participant ceases service as an employee of, and is not at that time a director of, the Company and any of its Affiliated Entities; provided however, that with respect to a U.S. Taxpayer, “Separation Date” shall mean the date the Participant has a “separation from service” within the meaning of the Section 409A;

(qq)	“Share” means one (1) class A subordinate voting share in the capital of the Company as constituted on the Effective Date or after an adjustment contemplated by Article 13, such other shares or securities to which the holder of an Award may be entitled as a result of such adjustment;

(rr)	“Share Unit” means a Deferred Share Unit, a Restricted Share Unit or a Performance Share Unit, as the context requires;

(ss)	“Termination Date” means:

(i)	in the case of an Employee whose employment with the Company or an Affiliated Entity terminates in the circumstances set out in Subsection 9.2(a) or Subsection 9.2(b), (i) the date designated by the Employee and the Company or an Affiliated Entity in an Employment Agreement, or (ii) if no Employment Agreement exists, then:

(A)	in the case of an Employee whose employment with the Company or an Affiliated Entity terminates in the circumstances set out in Subsection 9.2(a), the later of (1) if and only to the extent required to comply with the minimum standards of ESL, the date that is the last day of any minimum statutory notice period applicable to the Employee pursuant to ESL, if any, and (2) the date designated by the Company or an Affiliated Entity, as the case may be, on which an Employee ceases to be an employee of the Company or the Affiliated Entity, as the case may be; and

(B)	in the case of an Employee whose employment with the Company or an Affiliated Entity terminates in the circumstances set out in Subsection 9.2(b), the date designated by the Company or an Affiliated Entity, as the case may be, on which an Employee ceases to be an employee of the Company or the Affiliated Entity, as the case may be, provided that such date shall not be earlier than the date notice of resignation was given;

and, in the case of either (A) or (B), without regard to any contractual, common law or civil law period of notice of termination, pay in lieu of notice of termination, severance pay or other damages paid or payable to the Participant, under contract or common or civil law, in or in respect of a period which follows the last day that the Participant actually and actively provides services to the Company or the Affiliated Entity.

(tt)	“U.S.” means the United States of America; and

(uu)	“U.S. Taxpayer” shall mean a Participant who, with respect to an Award of Deferred Share Units, is subject to applicable U.S. tax laws.

2.2	Interpretation

(a)	Whenever the Board exercises discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Board.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period begins, including the day on which the period ends, and abridging the period to the immediately preceding Business Day in the event that the last day of the period is not a Business Day. In the event an action is required to be taken or a payment is required to be made on a day which is not a Business Day such action shall be taken or such payment shall be made by the immediately preceding Business Day.

(e)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(f)	The headings used herein are for convenience only and are not to affect the interpretation of this Plan.

Article 3
ADMINISTRATION OF THE PLAN

3.1	Administration

Subject to Section 3.2, this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(a)	determine the individuals to whom grants under the Plan may be made;

(b)	make grants of Awards under the Plan relating to the issuance of Shares (including any combination of Restricted Share Units, Performance Share Units and Deferred Share Units) in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:

(i)	the time or times at which Awards may be granted;

(ii)	the conditions under which:

(A)	Awards may be granted to Participants; or

(B)	Awards may be forfeited to the Company,

including any conditions relating to the attainment of specified Performance Goals;

(iii)	the number of Shares to be covered by any Award;

(iv)	the price, if any, to be paid by a Participant in connection with the purchase of Shares covered by any Awards;

(v)	whether restrictions or limitations are to be imposed on the Shares issuable pursuant to grants of any Award, and the nature of such restrictions or limitations, if any; and

(vi)	any acceleration of vesting, or waiver of termination regarding any Award, based on such factors as the Board may determine;

(c)	establish the form or forms of Award Agreements;

(d)	cancel, amend, adjust or otherwise change any Award under such circumstances as the Board may consider appropriate in accordance with the provisions of this Plan;

(e)	construe and interpret this Plan and all Award Agreements;

(f)	adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws; and

(g)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

3.2	Delegation to Committee

To the extent permitted by applicable law and regulation, the Board may, from time to time, delegate to a committee of the Board (the “Committee”) all or any of the powers conferred on the Board pursuant to this Plan, including the power to sub-delegate to any specified officer(s) of the Company or an Affiliated Entity all or any of the powers delegated by the Board. In such event, the Committee or any sub-delegate will exercise the powers delegated to it in the manner and on the terms authorized by the delegating party.

3.3	Determinations Binding

Any decision made or action taken by the Board, the Committee or any officers to whom authority has been delegated pursuant to Section 3.2 arising out of or in connection with the administration or interpretation of this Plan is final, conclusive and binding on the Company, the affected Participant(s), their legal and personal representatives and all other Persons.

3.4	Eligibility

All Employees who are employed by the Company or an Affiliated Entity are eligible to receive Awards under the Plan and all Employees who have been granted an Award are entitled to participate in the Plan subject to Subsections 9.1(c) and 9.2(e). Eligibility to receive awards and to participate does not confer upon any Employee any right to receive an Award pursuant to the Plan.

3.5	Award Agreements

Each grant of Discretionary RSUs, Discretionary PSUs and Discretionary DSUs awarded under this Plan will be evidenced by an Award Agreement. Bonus Share Units granted in lieu of Bonus shall be credited to an account maintained by the Company for the Participant and may not be evidenced by an Award Agreement. Each Award Agreement will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Board may direct.

3.6	Permitted Assigns

Awards may be transferred by Employees to a Permitted Assign of an Employee, or as may otherwise be approved by the Board. In any such case, the provisions of Article 9 shall apply to the Award as if the Award was held by the Employee rather than such person’s Permitted Assign.

3.7	Non-transferability of Awards

Except as permitted under Section 3.6 or as otherwise permitted by the Board, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect.

Article 4
Bonus SHARE UNITS

4.1	Participation of Employees

(a)	Required Deferral of Bonus

The Board may determine prior to the commencement of any calendar year that all or a specified percentage (up to 100%) of an Employee’s Bonus in respect of such calendar year shall be paid in the form of Bonus Share Units. Any such determination by the Board shall be irrevocable and binding, as to both the Employee and the Company for that calendar year.

(b)	Voluntary Deferral of Bonus

Employees designated by the Committee or the Board may elect to participate in the Plan for a fiscal year by delivering a duly signed Election Form to the Company. In the Election Form, the Employee shall specify the proportion (up to a maximum of 50%) of the cash component of his or her Bonus that he or she wishes to receive in the form of Bonus Share Units; provided that if the Board has made a determination under Subsection 4.1(a), any lower percentage specified by the Employee shall be disregarded. The Board shall specify whether the Bonus Share Units are to be Bonus RSUs or Bonus DSUs.

4.2	Time of Election

Each Participant shall have the right to make an election or to change a prior election by completing, signing and delivering to the Chief Human Capital Officer or Corporate Secretary of the Company the Election Form:

(a)	in the case of an existing Employee, before the start of the fiscal year for U.S. employees and before the end of the fiscal year for Canadian employees to which such election is to apply; or

(b)	in the case of a new Employee (whether or not a U.S. Taxpayer), within thirty (30) days after commencing service with the Company as an Employee.

Once the applicable deadline has passed, the election becomes irrevocable for the Bonus payable in respect of such fiscal year. If no election is in effect, payment of the Participant’s Bonus in respect of such fiscal year shall be in cash.

4.3	Number of Bonus Share Units

Bonus RSUs and Bonus DSUs shall be credited to accounts maintained for each Participant on the books of the Company, as of the Award Date. The number of Bonus Share Units (including fractional Bonus Share Units) to be credited as of the Award Date in respect of the Participant’s Bonus shall be determined by dividing (a) the amount of the Participant’s Bonus to be paid in Bonus Share Units (in the event of a Bonus payable in a currency other than Canadian dollars, the Canadian dollar equivalent when converting the Bonus using the rate quoted by the Bank of Canada as of the business day prior to the Award Date) by (b) the Market Price as of the Award Date, with fractions computed and rounded down to three decimal places. If a Participant is permitted to chose to receive both Bonus RSUs and Bonus DSUs, the proportion of Bonus Share Units to be credited as Bonus RSUs shall be determined based on the election completed by the Participant, subject to the requirements of Subsection 4.1(a), with the remaining Bonus Share Units (if any) credited as Bonus DSUs.

4.4	Matching Share Units

Employees will receive a matching grant of additional Share Units of up to 25% of the amount of the Participant’s Bonus to be paid in Bonus Share Units concurrently with the granting of such Participant’s Bonus DSUs or RSUs, as applicable.

4.5	Vesting

Bonus Share Units are vested as of the Award Date. Matching Share Units vest on the one (1) year anniversary of the Award Date.

Article 5
RESTRICTED SHARE UNITS

5.1	Grant of Discretionary RSUs

In addition to the crediting of Bonus RSUs as contemplated by Section 4.1, the Board may make (from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may determine) a grant of Discretionary RSUs to any Employee separate from, and in addition to any Bonus RSUs credited pursuant to Section 4.1. A grant of Discretionary RSUs pursuant to this Section 5.1 and the terms and conditions thereof shall be outlined in an Award Agreement.

5.2	Vesting of Discretionary RSUs

The Board shall have the authority to determine at the time of grant, in its sole discretion, the duration of the vesting period and other vesting terms applicable to the grant of Discretionary RSUs, except that if the Board has not made such determination, all Discretionary RSUs will vest on the December 15th of the second calendar year following the year in which the Award Date occurs.

5.3	Payment of Restricted Share Units

(a)	Payment on settlement of Restricted Share Units, less any Applicable Withholdings, will be made to the Participant, or in the event of the Participant’s death, his beneficiary or legal representative, as soon as practicable following the expiry of the applicable vesting period, or at such later date as may be determined by the Board in its sole discretion at the time of grant and specified in the Award Agreement; provided that in no event will payment be later than December 15th of (i) in the case of Bonus RSUs, the year in which the third anniversary of the Award Date occurs and (ii) in the case of Discretionary RSUs, the third calendar year following the calendar year in which the Award Date occurs.

(b)	Subject to Subsection 5.3(c), a Participant shall receive a cash payment equal to the Market Price as of the vesting date multiplied by the number of Restricted Share Units which are being settled. The Company is authorized to deduct from the payment amount an amount equal to the Applicable Withholdings. Upon payment in full of the payment amount, less the Applicable Withholdings, such Restricted Share Units shall be cancelled, and no further payments shall be made to the Participant under the Plan in respect of such Restricted Share Units.

(c)	In lieu of a cash payment, the Company may choose instead to settle the Restricted Share Units in Shares purchased on an Exchange. In such event, the Company shall withhold from the number of RSUs to be paid to each Participant a number of RSUs sufficient to cover the Applicable Withholdings applicable to the Participant using the Market Price as of the vesting date as fair market value for such RSUs. After giving effect to such withholding, the Participant shall receive one Share (rounded down to the nearest whole number in the case of fractions) for each of the remaining RSUs held by the Participant. The Company may arrange for the purchase of such Shares on the open market through an “independent trustee” as defined under the rules of the Toronto Stock Exchange for this purpose (and shall not issue the Shares from treasury). The Company shall bear the costs of any brokerage fees associated with the purchase of the Shares on the open market. The Company’s obligations under this Subsection 5.3(c) shall be satisfied upon the delivery of funds by the Company to the independent trustee for the purchase of the Shares, regardless of the time taken by the independent trustee to purchase the Shares.

Article 6
PERFORMANCE SHARE UNITS

6.1	Grant of Discretionary PSUs

The Board may make (from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board, as applicable, may determine) a grant of Discretionary PSUs to any Employee. A grant of Discretionary PSUs pursuant to this Section 6.1 and the terms and conditions thereof shall be outlined in an Award Agreement.

6.2	Vesting of Discretionary PSUs

The Board shall have the authority to determine at the time of grant, in its sole discretion, the number of Discretionary PSUs to be granted, the Performance Goals to be achieved during the performance period, the length of the performance period and other vesting terms applicable to the grant of Discretionary PSUs, all as set forth in the applicable Award Agreement. The Performance Goals may be based upon the achievement of corporate, divisional or individual goals, and may be applied relative to performance relative to an index or comparator group, or on any other basis determined by the Board.

6.3	Payment of Performance Share Units

(a)	Payment on settlement of Performance Share Units, less any Applicable Withholdings, will be made to the Participant, or in the event of the Participant’s death, his beneficiary or legal representative, as soon as practicable following the expiry of the applicable performance vesting period, or at such later date as may be determined by the Board in its sole discretion at the time of grant and specified in the Award Agreement; provided that in no event will payment be later than December 15th of the third calendar year following the calendar year in which the Award Date occurs.

(b)	Subject to Subsection 5.3(c), a Participant shall receive a cash payment equal to the Market Price as of the vesting date multiplied by the number of Performance Share Units which are being settled. The Company is authorized to deduct from the payment amount an amount equal to the Applicable Withholdings. Upon payment in full of the payment amount, less the Applicable Withholdings, such Performance Share Units shall be cancelled, and no further payments shall be made to the Participant under the Plan in respect of such Performance Share Units.

(c)	In lieu of a cash payment, the Company may choose instead to settle the Performance Share Units in Shares purchased on an Exchange. In such event, the Company shall withhold from the number of PSUs to be paid to each Participant a number of PSUs sufficient to cover the Applicable Withholdings applicable to the Participant using the Market Price as of the vesting date as fair market value for such RSUs. After giving effect to such withholding, the Participant shall receive one Share (rounded down to the nearest whole number in the case of fractions) for each of the remaining PSUs held by the Participant. The Company may arrange for the purchase of such Shares on the open market through an “independent trustee” as defined under the rules of the Toronto Stock Exchange for this purpose (and shall not issue the Shares from treasury). The Company shall bear the costs of any brokerage fees associated with the purchase of the Shares on the open market. The Company’s obligations under this Subsection 6.3(b) shall be satisfied upon the delivery of funds by the Company to the independent trustee for the purchase of the Shares, regardless of the time taken by the independent trustee to purchase the Shares.

Article 7
deferred share units

7.1	Grant of Discretionary DSUs

In addition to the credit of Bonus DSUs as contemplated by Section 4.1, the Board may make (from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may determine) a grant of Discretionary DSUs to any Employee separate from, and in addition to, any Deferred Share Units credited pursuant to Section 4.1 on such terms and conditions as the Board, as applicable, may prescribe. A grant of Discretionary DSUs to Employees pursuant to this Section 7.1 and the terms and conditions thereof shall be outlined in an Award Agreement.

7.2	Vesting of Discretionary DSUs

The Board shall have the authority to determine at the time of grant, in its sole discretion, the duration of the vesting period and other vesting terms applicable to the grant of Discretionary DSUs, except that if the Board has not made such determination, all Discretionary DSUs will vest on the third (3rd) anniversary of the Award Date specified by the Board at the time it grants the Discretionary DSUs (which, for greater certainty, shall be no earlier than the date on which the Board approves the grant of such Discretionary DSUs) or if no such date is specified, the date upon which the Discretionary DSUs were approved.

7.3	Payment Date

(a)	A Participant who is not a U.S. Taxpayer shall receive payment in respect of Deferred Share Units recorded in the Participant’s account in accordance with Section 7.4 as of a Payment Date which shall be the later of (i) the 60th day following the Separation Date and (ii) the fourth Business Day following the date the Company next releases its quarterly or annual financial results after the Separation Date, unless the Participant elects to defer the Payment Date by filing an irrevocable written election with the Company within 50 days following the Participant’s Separation Date, in which event the Payment Date shall be as set forth in such written election. The Payment Date shall, however, be no later than December 15 of the calendar year following the calendar year during which the Separation Date occurred.

(b)	A Participant who is a U.S. Taxpayer shall receive payment in respect of Deferred Share Units recorded in the Participant’s account in accordance with Section 7.4 as of a Payment Date selected by the US Taxpayer in a request for payment and which may only be selected after the latest of (i) January 10th of the calendar year following the calendar year in which the Participant’s Separation Date occurs, (ii) the 60th day following the Separation Date and (iii) the fourth Business Day following the date the Company next releases its quarterly or annual financial results after the Separation Date. The Payment Date shall, however, not be later than December 15 of the calendar year following the calendar year during which the Separation Date occurred.

(c)	For any Participant who is a U.S. Taxpayer and is determined to be a “specified employee” (as determined under Section 409A) at the Separation Date, if the request for payment would result in a Payment Date that is less than six (6) months following the Separation Date, the Payment Date for such request shall be delayed until six (6) months following the Separation Date (or if earlier the date of death).

(d)	A Participant may make up to two requests for payment during the time frame described above, by specifying in the first request for payment the number or proportion of Deferred Share Units to be settled on the first Payment Date.

(e)	In no event shall the Payment Date be later than December 15th of the calendar year following the calendar year in which the Participant’s Separation Date occurs, and if any Deferred Share Units remain credited to the account of a Participant as of December 15th of the calendar year following the calendar year in which the Participant’s Separation Date occurs, such date shall be the Payment Date of such Deferred Share Units.

(f)	Deferred Share Units shall continue to be credited with dividend equivalents following the Separation Date until the Payment Date.

7.4	Payment of Deferred Share Units

(a)	Payment on settlement of Deferred Share Units, less any Applicable Withholdings, will be made to the Participant, or in the event of the Participant’s death, his beneficiary or legal representative within ten (10) Business Days after the Payment Date.

(b)	Subject to Subsection 7.4(c), a Participant shall receive a cash payment equal to the Market Price as of the Payment Date(s) multiplied by the number of Deferred Share Units being redeemed on the applicable Payment Date). The Company is authorized to deduct from the payment amount an amount equal to the Applicable Withholdings. Upon payment in full of the payment amount, less the Applicable Withholdings, such Deferred Share Units shall be cancelled, and no further payments shall be made to the Participant under the Plan in respect of such Deferred Share Units.

(c)	In lieu of a cash payment, the Company may choose instead to settle the Deferred Share Units in Shares purchased on an Exchange. In such event, the Company shall withhold from the number of DSUs to be paid to each Participant a number of DSUs sufficient to cover the Applicable Withholdings applicable to the Participant using the Market Price as of the Payment Date(s) as fair market value for such DSUs. After giving effect to such withholding, the Participant shall receive one Share (rounded down to the nearest whole number in the case of fractions) for each of the remaining DSUs held by the Participant. The Company may arrange for the purchase of such Shares on the open market through an “independent trustee” as defined under the rules of the Toronto Stock Exchange for this purpose (and shall not issue the Shares from treasury). The Company shall bear the costs of any brokerage fees associated with the purchase of the Shares on the open market. The Company’s obligations under this Subsection 7.4(c) shall be satisfied upon the delivery of funds by the Company to the independent trustee for the purchase of the Shares, regardless of the time taken by the independent trustee to purchase the Shares.

(d)	Notwithstanding any other provision in this Plan, all amounts payable to, or in respect of, a Participant shall be paid by December 31 of the calendar year following the calendar year in which the Participant’s Separation Date occurs.

7.5	Death of Participant Who is a U.S. Taxpayer Prior to Payment

Notwithstanding anything to the contrary in this Plan, upon the death of a Participant who is a U.S. Taxpayer prior to the payment of the Participant’s Deferred Share Units, a cash payment shall be made to the estate of such Participant on or about the ninetieth (90th) day after the death of the Participant. Such cash payment shall be equal to the amount which would have been paid to the Participant pursuant to and subject to Section 7.4, calculated on the basis that the day on which the Participant dies is the Payment Date. Upon payment in full of the value of all of the Deferred Share Units that become payable under this Section 7.5, less any Applicable Withholdings, the Deferred Share Units shall be cancelled and no further payments will be made from the Plan in respect of such Deferred Share Units.

7.6	Restrictions on Deferred Share Units of Certain Dual Taxpayers (Canada – U.S.)

This Section 7.6 shall only apply in respect of Deferred Share Units of a U.S. Taxpayer if, at the time a payment in respect of the DSUs is required to be made under the Plan, the U.S. Taxpayer would be liable to tax in respect of such payment, if made as otherwise provided, under the Canadian Tax Rules.

(a)	If a payment in respect of DSUs of a U.S. Taxpayer would be required to be made at any time but for this Section 7.6 and such payment would, if made, comply with the Canadian Tax Rules but would otherwise violate the requirements of Section 409A, then, notwithstanding any other provision of the Plan, unless the Board determines that payments in respect of the DSUs can be made in some other manner and at such other time in compliance with the Canadian Tax Rules and Section 409A, the U.S. Taxpayer shall immediately forfeit the DSUs (for the avoidance of doubt, without compensation therefor in any manner whatsoever).

(b)	If a payment in respect of DSUs of a U.S. Taxpayer is otherwise required to be made at any time, but for this Section 7.6 and such payment would, if made, comply with Section 409A but would violate the Canadian Tax Rules, then, notwithstanding any other provision of the Plan, unless the Board determines that payment in respect of the DSUs can be made in some other manner and at such other time in compliance with Section 409A without violating the Canadian Tax Rules, such payment shall be made to a trustee to be held in trust for the benefit of the U.S. Taxpayer in a manner that causes the payment to be included in the U.S. Taxpayer’s income under the Code and does not violate the Canadian Tax Rules, and amounts shall thereafter be paid out of the trust for the benefit of the U.S. Taxpayer at such time and in such manner as complies with the requirements of the Canadian Tax Rules.

Article 8
ADDITIONAL AWARD TERMS

8.1	Dividend Equivalents

(a)	Unless otherwise determined by the Board and set forth in the particular Award Agreement, if any, RSUs, PSUs and DSUs shall be credited with dividend equivalents in the form of additional RSUs, PSUs and DSUs, respectively, as of each dividend payment date in respect of which normal cash dividends are paid on Shares. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of RSUs, PSUs and DSUs, as applicable, held by the Participant on the record date for the payment of such dividend, by (b) the closing price of such Shares on the Toronto Stock Exchange as at the close of the first Business Day immediately following the dividend record date, with fractions computed to three decimal places. Dividend equivalents credited to a Participant’s accounts shall vest in proportion to the RSUs, PSUs and DSUs to which they relate.

(b)	The foregoing does not obligate the Company to declare or pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

8.2	Withholding Taxes

The granting, vesting or settlement of each Award under this Plan is subject to the condition that if at any time the Board determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities (collectively, “Applicable Withholdings”) is necessary or desirable in respect of such grant, vesting or settlement, such action is not effective unless such withholding has been effected to the satisfaction of the Board. In such circumstances, the Board may require that a Participant pay to the Company the minimum amount as the Company or an Affiliated Entity of the Company is obliged to remit to the relevant taxing authority in respect of the granting, vesting or settlement of the Award. Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Company or an Affiliated Entity of the Company, as the case may be. Alternatively, and subject to any requirements or limitations under applicable law, the Company may (a) withhold such amount from any remuneration or other amount payable by the Company or any Affiliated Entity to the Participant or (b) enter into any other suitable arrangements for the receipt of such amount.

8.3	Recoupment

Notwithstanding any other terms of this Plan, Awards may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback, recoupment or similar policy adopted by the Company or an Affiliated Entity of the Company and in effect at the Award Date of the Award, or as otherwise required by law or the rules of the Exchange. The Board may at any time waive the application of this Section 8.4 to any Participant or category of Participants.

Article 9
TERMINATION OF EMPLOYMENT

9.1	Death or Disability

Unless otherwise determined by the Board and set forth in an Award Agreement, if a Participant dies or becomes Disabled while an Employee:

(a)	all unvested Awards shall immediately vest;

(b)	any Performance Goals assigned to any Awards shall be deemed to have been met at 100% of the specified target level of performance for such Performance Goals; and

(c)	such Participant’s eligibility to receive further grants of Awards under the Plan ceases as of the date of Disability or death.

9.2	Termination of Employment

Subject to Section 9.3, unless otherwise specified by the Board at the time of granting an Award:

(a)	where a Participant’s employment is terminated by the Company or an Affiliated Entity without Cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), then:

(i)	each unvested Matching Share Unit held by the Participant immediately vest as of the Termination Date;

(ii)	each Discretionary RSU, Discretionary PSU and Discretionary DSU held by the Participant that has not vested as of the Termination Date is immediately forfeited and cancelled as of the Termination Date; and

(iii)	any Performance Goals assigned to any vested Awards shall be deemed to have been met at 100% of the specified target level of performance for such Performance Goals;

(b)	where a Participant’s employment terminates by reason of voluntary resignation by the Participant other than pursuant to Retirement, then each Matching Share Unit, Discretionary RSU, Discretionary PSU and Discretionary DSU held by the Participant that has not vested as of the Termination Date is immediately forfeited and cancelled as of the Termination Date;

(c)	where a Participant’s employment terminates by reason of Retirement, then all unvested Awards will continue to vest and be settled in accordance with their terms; provided that notwithstanding the foregoing, the Participant shall forfeit any Awards which have not been settled in the event the Participant shall commence employment with a direct competitor of the Company or breach any non-competition or non-solicitation obligation the Participant may have to the Company or any of its Affiliated Entities;

(d)	where a Participant’s employment terminates by reason of termination by the Company or an Affiliated Entity for Cause, then any Award held by the Participant that are unvested as of the Termination Date is immediately forfeited and cancelled as of the Termination Date;

(e)	a Participant’s eligibility to receive further grants of Awards under this Plan ceases as of the date that the Company or an Affiliated Entity, as the case may be, provides the Participant with written notification that the Participant’s employment is terminated in the circumstances contemplated by this Section 9.2, notwithstanding that such date may be prior to the Termination Date; and

(f)	notwithstanding Subsections 9.2(a) and 9.2(b), unless the Board, in its discretion, otherwise determines, at any time and from time to time, Awards are not affected by a change of employment within or among the Company or an Affiliated Entity for so long as the Participant continues to be an Employee of the Company or an Affiliated Entity.

9.3	Cessation of Vesting and Eligibility for Awards Following Termination

Except if and as required to comply with applicable minimum requirements contained in ESL, the Participant is not eligible for continued vesting of any Award during any period in which the Participant receives, or claims to be entitled to receive, any compensatory payments or damages in lieu of notice of termination pursuant to contract, common law or civil law, and the Participant will not be entitled to any damages or other compensation in respect of any Award that is forfeited and cancelled, does not vest or is not awarded due to termination as of the Termination Date of the Participant’s employment with the Company or an Affiliated Entity for any reason. The Plan displaces any and all common law and civil law rights the Participant may have or claim to have in respect of any Awards, including any right to damages. The foregoing shall apply, regardless of: (i) the reason for the termination of Participant’s employment, consulting engagement; (ii) whether such termination is lawful or unlawful, with or without Cause; (iii) whether it is the Participant or the Company or the Affiliated entity that initiates the termination; and (iv) any fundamental changes, over time, to the terms and conditions applicable to the Participant’s employment.

9.4	Discretion to Permit Acceleration

Notwithstanding the provisions of Sections 9.1 and 9.2, the Board may, in its discretion, at any time prior to, or following the events contemplated in such Sections, or in an employment agreement or other written agreement between the Company or an Affiliated Entity and the Participant, permit the acceleration of vesting of any or all Awards, all in the manner and on the terms as may be authorized by the Board. No provision of the Plan or any amendment to the Plan may permit the acceleration of payments under the Plan to U.S. Taxpayers whose Awards are nonqualified deferred compensation contrary to the provisions of Section 409A.

9.5	Employment with an Affiliated Entity

Notwithstanding the provisions of Sections 9.1 and 9.2, unless the Board, in its discretion, otherwise determines, at any time and from time to time, Awards are not affected by change of employment within or among the Company or an Affiliated Entity for so long as the Participant is continuously engaged by the Company or an Affiliated Entity, provided that new Awards may only be granted to Employees of the Company and an Affiliated Entity.

9.6	Participants’ Entitlement

Except as otherwise provided in this Plan, Awards previously granted under this Plan are not affected by any change in the relationship between, or ownership of, the Company and an Affiliated Entity of the Company. For greater certainty, all grants of Awards remain outstanding and are not affected by reason only that, at any time, an Affiliated Entity of the Company ceases to be an Affiliated Entity of the Company.

Article 10
EVENTS AFFECTING THE COMPANY

10.1	General

The existence of any Awards does not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Company, to create or issue any bonds, debentures, Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Article 10 would have an adverse effect on this Plan or on any Award granted hereunder.

10.2	Change in Control

(a)	Except as may be set forth in the Participant‘s Employment Agreement or other written agreement between the Company or an Affiliated Entity and the Participant, and notwithstanding anything else in this Plan or any Award Agreement, without the consent of any Participant the outstanding Awards shall be converted or exchanged into or for, rights or other securities of substantially equivalent value, as determined by the Board in its discretion, in any entity participating in or resulting from a Change in Control; provided that in the case of RSUs or PSUs the Board without the consent of any Participant may instead cause (i) the termination of any vested RSU or PSU in exchange for an amount of cash and/or property, if any, equal in value to the amount that would have been attained upon the settlement of such RSU or PSU or realization of the Participant’s rights as of the date of the occurrence of such Change in Control (and, for the avoidance of doubt, if as of the date of the occurrence of such Change in Control the Board determines in good faith that no amount would have been attained upon the settlement of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment); (ii) the replacement of such RSU or PSU with other rights or property selected by the Board in its sole discretion; or (iii) any combination of the foregoing. In taking any of the actions permitted under this subparagraph (a), the Board will not be required to treat all Awards similarly.

(b)	Notwithstanding Subsection 10.2(a), and unless otherwise determined by the Board, if, as a result of a Change in Control, the Shares will cease trading on an Exchange and voting shares of any Surviving Entity or Parent Entity resulting from the Change in Control will not be traded on an Exchange, then (i) all outstanding Awards shall vest and (ii) all outstanding RSUs and PSUs shall become realizable or payable, immediately prior to consummation of such Change in Control or the Board may determine that the RSUs or PSUs shall be terminated in exchange for an amount of cash and/or property, if any, equal in value to the amount that would have been attained upon the realization of the Participant’s rights in the RSUs or PSUs as of the date of the occurrence of such Change in Control (and, for the avoidance of doubt, if as of the date of the occurrence of such Change in Control the Board determines in good faith that no amount would have been attained upon the settlement of such Award or realization of the Participant’s rights in the RSUs or PSUs, then such RSU or PSU may be terminated by the Company without payment).

(c)	Notwithstanding Subsections 10.2(a) and 10.2(b), and except as otherwise provided in an employment agreement, or other written agreement between the Company or an Affiliated Entity and an Employee, if within 24 months following the completion of a transaction resulting in a Change in Control, an Employee’s employment is terminated by the Company or an Affiliated Entity without Cause, without any action by the Board then all Awards granted to the Employee prior to the Change in Control and held by such Employee shall immediately vest and shall thereafter be settled in accordance with their terms.

10.3	Reorganization of Company’s Capital

Should the Company effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company that does not constitute a Change in Control and would warrant the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Board will, subject to the prior approval of the relevant Exchanges, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

10.4	Other Events Affecting the Company

In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Company and occurring by exchange of Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Board will, subject to the prior approval of the Exchange, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

10.5	Immediate Acceleration of Awards

Where the Board determines that the steps provided in Sections 10.2 and 10.3 would not preserve proportionately the rights, value and obligations of the Participants holding such Awards in the circumstances or otherwise determines that it is appropriate, the Board may, but is not required, to permit the immediate vesting of any unvested Awards.

10.6	Issue by Company of Additional Shares

Except as expressly provided in this Article 10, neither the issue by the Company of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of Shares that may be acquired as a result of a grant of Awards.

10.7	Fractions

No fractional Shares will be delivered pursuant to an Award. Accordingly, if, as a result of any adjustment under this Article 10 or a dividend equivalent, a Participant would become entitled to a fractional Share, the Participant shall have the right to acquire only the nearest whole number of Shares (rounding down for fractions) for each RSU, DSU or PSU and no payment or other adjustment will be made with respect to the fractional Shares, which shall be disregarded.

Article 11
U.S. TAXPAYERS

11.1	Section 409A of the Code

This Plan will be construed and interpreted to be exempt from, or where not so exempt, to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of this Plan. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Company reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in light of Section 409A of the Code and any regulations or guidance under that section. In no event will the Company be responsible if Awards under this Plan result in adverse tax consequences to a U.S. Taxpayer under Section 409A of the Code. Distributions of non-qualified deferred compensation to a U.S. Taxpayer made in connection with the U.S. Taxpayer’s Termination Date shall only be made in connection with such U.S. Taxpayer’s “separation from service” within the meaning set forth in Section 409A of the Code. Notwithstanding any provisions of the Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of non-qualified deferred compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer or the date such amount would have been paid pursuant to a fixed schedule in the absence of the separation from service). Any amounts subject to a delay in payment pursuant to the preceding sentence shall be paid as soon practicable following such 6-month anniversary of such separation from service. Notwithstanding any provisions of the Plan to the contrary, any Award that constitutes non-qualified deferred compensation granted to any U.S. Taxpayer may not be transferred or assigned to a Permitted Assign if such transfer or assignment would result in an impermissible acceleration of payment under Section 409A of the Code.

Article 12
AMENDMENTS

12.1	Amendment, Suspension, or Termination of Plan

(a)	The Board may, without notice, at any time or from time to time, amend, suspend or terminate the Plan or any provisions hereof in such respects as it, in its sole discretion, determines appropriate. No such amendment, suspension or termination of this Plan, without the consent of any Participant or the representatives of his or her estate, as applicable, may materially adversely impair any rights or obligations of a Participant arising from any Awards previously granted to a Participant under this Plan.

(b)	If the Board terminates or suspends the Plan, no new Awards will be credited to the account of a Participant. In the event that Awards remain outstanding following a suspension or termination of the Plan, such Awards shall not be entitled to dividend equivalents unless at the time of termination or suspension the Board determines that the entitlement to dividend equivalents after termination or during suspension, as applicable, should be continued.

(c)	The Plan will terminate the date upon which no Awards remain outstanding, unless this Plan is renewed for such further period and upon such terms and conditions as the Board may determine.

(d)	On termination of the Plan, Awards shall be paid out in accordance with the terms and conditions of the Plan existing at the time of termination. The Plan will finally cease to operate for all purposes when the last remaining Participant receives payment of all Awards recorded in the Participant’s account.

Article 13
MISCELLANEOUS

13.1	Legal Requirement

The Company is not obligated to grant any Awards, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by a Participant or the Company of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of any Exchange upon which the Shares may then be listed. Should the Board, in its discretion, determine that it is not feasible or desirable to honour an election in favour of Awards due to such laws or regulations, the Company’s obligation shall be satisfied by means of an equivalent cash payment (equivalence being determined on a before-tax basis).

13.2	No Other Benefit

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. Except if and as required by applicable ESL, no Participant will be entitled to any damages or other compensation for any Award that does not vest or is forfeited or terminated due to termination of the Participant’s employment with the Company or any Affiliated Entity for any reason, as a result of the terms of any clawback, recoupment or similar policy adopted by the Company or any Affiliated Entity or for any other reason as permitted under this Plan.

13.3	No Right to Remain an Employee; No Tax Advice

No Participant has any claim or right to be granted an Award and the granting of any Award is not to be construed as giving a Participant a right to remain an employee of the Company or an Affiliated Entity. The Company does not assume responsibility for the income or other tax consequences for the Participants, and they are advised to consult with their own tax advisors.

13.4	Corporate Action

Nothing contained in this Plan or in an Award shall be construed so as to prevent the Company from taking corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award.

13.5	No Shareholder Rights

Under no circumstances shall Awards be considered Shares or other securities of the Company, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Company, nor shall any Participant be considered the owner of Shares by virtue of the granting of Awards.

13.6	Unfunded and Unsecured Plan

Unless otherwise determined by the Board, the Plan shall be unfunded and the Company will not secure its obligations under the Plan. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Company.

13.7	Conflict

Except as otherwise expressly provided in the Award Agreement, the provisions of this Plan shall apply to such grant. In the event of a conflict between the terms and conditions of a grant and the terms and conditions of the Participant’s Employment Agreement, the terms and conditions of the grant shall govern.

13.8	Participant Information

Each Participant shall provide the Company with all information (including personal information) required by the Company in order to administer to the Plan. Each Participant acknowledges that information required by the Company in order to administer the Plan may be disclosed to any custodian appointed in respect of the Plan and other third parties, and may be disclosed to such persons (including persons located in jurisdictions other than the Participant’s jurisdiction of residence), in connection with the administration of the Plan. Each Participant consents to such disclosure and authorizes the Company to make such disclosure on the Participant’s behalf.

13.9	International Participants

With respect to Participants who reside or work outside Canada and the United States, the Board may, in its sole discretion, amend, or otherwise modify the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Board may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

13.10	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company.

13.11	General Restrictions and Assignment

Except as required by law, the rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant unless otherwise approved by the Board.

13.12	Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

13.13	Notices

All written notices to be given by the Participant to the Company shall be delivered personally, e-mail or mail, postage prepaid, addressed as follows:

Alithya Group inc.

700 René-Lévesque West Boulevard, Suite 400

Montréal, Québec, Canada

H3B 1X8

Attention:         Corporate Secretary

E-mail:              secretariat@alithya.com

All notices to the Participant will be addressed to the principal address of the Participant on file with the Company. Either the Company or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally or by e-mail, on the date of delivery, and if sent by mail, on the fifth business day following the date of mailing. Any notice given by either the Participant or the Company is not binding on the recipient thereof until received.

13.14	Administrative Agent

The Company may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer Awards granted under the Plan, including to issue Award Agreements and receive notices from Participants.

13.15	Electronic Delivery

The Company or the administrative agent appointed by the Company may from time to time establish procedures for (i) the electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, award notices and agreements, and all other forms of communications) in connection with any Award made under the Plan, (ii) the receipt of electronic instructions from Participants and/or (iii) an electronic signature system for delivery and acceptance of any such documents. Compliance with such procedures shall satisfy any requirement to provide documents in writing and/or for a document to be signed or executed.

13.16	Governing Law & Compliance with Employment Standards

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

It is understood and agreed that all provisions of this Plan and any Award Agreements are subject to all applicable minimum requirements of ESL and it is the intention of the Company and the Affiliated Entities to comply with such minimum requirements. Accordingly, this Plan and any Award Agreements shall (a) not be interpreted as in any way waiving or contracting out of ESL, and (b) be interpreted to achieve compliance with ESL. In the event that ESL provides for superior rights or entitlements upon termination of employment or otherwise than provided for under this Plan and any Award Agreements, the Participant shall be provided with the Participant’s minimum statutory entitlements under the ESL in substitution for the Participant’s rights under the Plan. There shall be no presumption of strict interpretation against the Company or any Affiliated Entity.

13.17	Submission To Jurisdiction

The Company and each Participant irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Québec in respect of any action or proceeding relating in any way to the Plan, including with respect to the grant of Share Units made in accordance with the Plan.

13.18	Effective Date of the Plan

This Plan became effective on April 1, 2022, and was amended as of June 11, 2025.